Exhibit 10.1

Separation Agreement

This agreement (“Agreement”) between Kai Henry (“Employee” or “you”) and Faze Clan Inc. (the “Company”) concerning the terms of your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1. Separation from Employment: As you know, the Company has determined that it is in the Company’s best interest for you and the Company to part ways and for your employment with the Company to end. You resigned from the Company on November 8, 2022 (the “Separation Date”). The Company has provided you a final paycheck, less lawful deductions, which sum represents all of your earned but unpaid compensation (the “Final Paycheck”). You acknowledge Company has a written unlimited vacation policy, and you have not accrued any vacation time under the policy. You further acknowledge that you are not owed any compensation for accrued but unused vacation time upon terminations. You acknowledge by signing this Agreement, there are no further obligations to you under any other arrangement with the Company, except as set forth in this Agreement

2. Separation Benefits:

a. Given your resignation, you are not owed severance under your prior offer letter, but the Company and you desire to enter into an independent contractor agreement with you in the form attached hereto as Exhibit B (the “ICA”). The ICA is being executed concurrently with this Agreement and each of this Agreement and the ICA is conditioned upon concurrent execution and delivery of the other agreement.

b. Health Insurance Continuation: If you presently have insurance through the Company plan, your group health insurance will cease on the last day of the month in which your employment ended. At that time, you will be eligible to continue your group health insurance benefits at your own expense, except as described below, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws, and you will be responsible for COBRA enrollment. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. The Company does not take responsibility of enrolling or making COBRA payments on behalf of the employee, the process of COBRA election and payment is the responsibility of the Employee.

c. You acknowledge that you are and shall be solely responsible for all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the monetary payments and benefits provided to you under this Agreement.

3. Equity

You were previously granted the option(s) to purchase shares of the Company’s Common Stock (the “Options”) and restricted stock (together with the Options, the “Equity”). Pursuant to the Stock Option Agreement(s) between you and the Company, any vested Options are exercisable at any time until the date three months after the Separation Date (and such Options will expire on such date). Notwithstanding any contrary provision in the Stock Purchase Agreement and the Stock Option Agreement, any unvested Options or restricted Equity will fully vest or become unrestricted six months after the Separation Date, provided that you are in full compliance with your obligations under the ICA. Except as modified by this Agreement, the Stock Option Agreement(s) and Stock Purchase Agreements between you and the Company will remain in full force and effect, and you agree to remain bound by those Agreement(s). You acknowledge that the benefits described in this provision are an additional payment to you, to which you are not otherwise entitled, and that such agreement is expressly made in exchange for your acceptance of the terms set forth in herein.

4. Employee Representations: You acknowledge that the Company relies on the following representations by you entering into this Agreement:

a. You have not filed any administrative or judicial complaints, claims, or actions against the Company or any of the other Releasees for claims you are releasing in this Agreement;

b. You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during your employment with the Company;

c. You have been properly provided any leave requested and available to you under the Family and Medical Leave Act, or similar statute or local laws, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave;

d. You have received all compensation due to you as a result of services performed for the Company (including, without limitation, vacation pay, holiday pay, commissions, bonus or any other incentive compensation);

e. You are not aware of any conduct by any person that constitutes a violation of Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues on the part of the Company or any of the other Releasees that you have not brought to the attention of the Company; and

f. You have not raised and are not aware of any claim of sexual harassment or abuse with the Company.

5. Return of Company Property; Transfer of Domain Names: You hereby warrant to the Company that, no later than two days after execution of this Agreement, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, including, but not limited to, marketing documents, computer equipment, cell phone, PDA and passwords. All electronic items will be returned in the same working condition in which they were issued. . Within five days after execution of this Agreement, you will transfer the domain, fazeforever.eth, Fazesports.com and FaZe1.com and any other domains or similar items you have control over that were acquired for the benefit of the Company or use the term “FaZe” in them to a wallet designated by the Company’s CFO.

6. Proprietary Information: You hereby acknowledge that you are bound by Proprietary Information Invention Agreement that you previously entered into with the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all such Proprietary Information, in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information, and that you will not take with you any such documents or data or any reproduction thereof.

7. General Release and Waiver of Claims:

a. In exchange for and in consideration of the covenants and promises contained herein, to the fullest extent permitted by law, you (on behalf of yourself, and on behalf your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or said heirs, estates or family directly or indirectly hold a majority beneficial interest) hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns, and Company hereby releases you, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or said heirs, estates or family directly or indirectly hold a majority beneficial interest) (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, any claims based on your employment with the Company or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise); any claims for negligence, defamation or intentional tort; any claims for employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, pregnancy, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status or marital status, claims under Title VII of the 1964 Civil Rights Act, as amended, under the Equal Pay Act, under the California Fair Employment and Housing Act, or the California Labor Code and any other federal, state or local laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or claims based on disability or under the Americans with Disabilities Act.

The parties understand that there is a risk that after the execution of this Agreement they may discover facts different from or in addition to the facts which they now know. It is understood that the release herein shall be, and remain in effect as, a full and complete release, notwithstanding the discovery of different or additional facts. The parties expressly waive any rights, if applicable, under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

This release does not include a release of any rights you may have to workers’ compensation or unemployment benefits, or of any rights either party may have under this Agreement. Nothing in this Agreement prevents you from filing a charge with the Equal Employment Opportunity Commission or comparable state or local governmental agency. You agree that you hereby waive any right that you may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by you or not.

You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802 for business expenses, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. Covenant Not to Sue:

a. You and the Company covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law. Your release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

b. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Protected Rights: The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits their ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”), however, they waive any right to any individual monetary recovery in any such proceeding or lawsuit. The parties further understand that this Agreement does not limit their ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to you or the Company. This Agreement does not limit the parties’ right to receive an award for information provided to any Government Agencies. The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, waives a party’s right to testify regarding criminal conduct or sexual harassment on the part of the other party to the Agreement. The parties understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, prevents the disclosure of factual information related to a claim filed in a civil or administrative action regarding sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, retaliation for reporting harassment or discrimination based on sex, or sexual assault. The General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of General Release and Waiver of Claims and Covenant Not to Sue paragraphs contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled, to the fullest extent permitted by law.

11. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by the parties, and may not be disclosed except, in your case, to your immediate family, accountant or attorneys or pursuant to subpoena or court order, and in the Company’s case, to its management, board, accountants, attorneys, regulators or pursuant to a subpoena or court order. The parties agree that if either of them are asked for information concerning this Agreement, they will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Notwithstanding the foregoing, either party may disclose such information to a competent legal or governmental authority, provided that such disclosing party gives the other prompt written notice of such requirement prior to disclosure and assist the other party in obtaining an order to protect the information from public disclosure. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12. No Disparagement. The parties agree that they will not make any disparaging comments (verbal or written) about the other party or any of the other party’s Releasees or encourage or induce others to do so. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements to any person or entity including, but not limited to, the press and/or media, former employees, employees, partners or principals of the either party or any entity with whom a party has a business relationship, that would adversely affect in any manner (a) the conduct of the business of you or the Company or any of the Releasees (including, but not limited to, any business plans or prospects) or (b) the reputation of you or the Company or any of the Releasees. Nothing in this paragraph shall prohibit the Company or you from providing truthful information as required by law in a legal proceeding or a government investigation. Nothing in this Agreement prevents the Company or you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that either party has reason to believe is unlawful.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with the Exhibit hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16, Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than its choice-of-law provisions).

18. Review of Separation Agreement; Expiration of Offer: In further consideration of the payments and benefits provided to the you in this Agreement, you irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you acknowledge and confirm that:

(i) by the Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Agreement;

(ii) you knowingly, freely and voluntarily agree to all of the terms and conditions in this Agreement including, without limitation, the waiver, release and covenants;

(iii) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

(iv) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired;

(v) you understand that you have seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Kelli Serden, VP, Human Resources, by email at kelli.serden@fazeclan.com before the end of this seven-day period; and

(vi) you understand that the release in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

(vii) you understand and agree that any modification of this Agreement made after the date it is first presented to you for review, whether material or immaterial, will not re-start the 21-day consideration period referenced above.

19. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

Sincerely,

Faze Clan Inc.

By:	/s/ Lee Trink

Lee Trink, CEO

Date:	11/22/2022

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, I have been advised in writing to consult with an attorney of my choosing, and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

/s/ Kai Henry
Kai Henry

Date:	11/21/2022

EXHIBIT A

Proprietary Information and Inventions Agreement

CONFIDENTIAL

FAZE CLAN INC.

PROPRIETARY INFORMATION PROTECTION AND INVENTIONS ASSIGNMENT

In partial consideration and as a condition of my employment by FAZE CLAN INC., a Delaware corporation, together with any of its affiliates, successors or assigns (collectively, the “Company”), and my receipt of the compensation paid to me by the Company, I, the undersigned, agree to the following terms and conditions, which shall be deemed effective as of the date my employment with the Company commenced.

1. NONDISCLOSURE OBLIGATIONS.

1.1 Proprietary Information. During the term of my employment, I may receive and otherwise be exposed to confidential and proprietary information relating to the Company’s business, strategies, designs and technologies, or to confidential or proprietary information relating to the Company’s suppliers, customers or business partners. Such confidential and proprietary information may include but not be limited to confidential or proprietary information supplied to me with the legend “Confidential” or “Proprietary,” or equivalent, and any of the following types of information, whether or not marked as confidential or proprietary: the Company’s marketing, development, business and customer support strategies, analyses and plans, and any Company customer and supplier information and lists, and any agreements with third parties; the Company’s financial information, including without limitation sales, costs, profits, budget and pricing methods; the Company’s internal organization, employee and consultant information, human resources data and information regarding the skills and compensation of Company employees and contractors; the Company’s designs; the Company’s research plans and results, and any technical notebooks, manuals and documentation; the Company’s technology, including without limitation discoveries, ideas, Inventions (as defined below), research and development efforts, processes, designs, samples, formulae, methods, know-how, unreleased products and services; all derivatives, improvements and enhancements related to any of the above, including any Records (as defined below), and all Third Party Information (as defined below) (all of the above collectively referred to as “Proprietary Information”). I understand that Proprietary Information shall not include information that (a) is in the public domain at the time of disclosure and enters the public domain following disclosure through no fault of mine, (b) is already in my possession prior to disclosure hereunder (as reflected by my written records) or (c) is required to be disclosed pursuant to an order of any competent court or government agency or rules of a securities exchange.

1.2 Duties. I acknowledge the confidential and secret character of the Proprietary Information, and I agree that the Proprietary Information is the sole, exclusive and extremely valuable property of Company. Accordingly, I agree not to use or disclose the Proprietary Information without the prior written consent of an executive officer of the Company on a case-by-case basis, except in the performance of my authorized duties as an employee of Company during the term of my employment and in each such case with appropriate safeguards. I further acknowledge that as between the Company and me, all Proprietary Information, and all improvements or modifications thereto, is and shall be owned exclusively by the Company. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial originals, copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain only my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally (if I am a shareholder), and (iii) this Proprietary Information Protection and Inventions Agreement (the “Agreement”).

1.3 Use of Confidential and Trade Secret Information. I agree that I will not use, directly or indirectly, Confidential or Proprietary Information at any time during or after termination of my employment to solicit customers, end customers, consultants, independent contractors, gamers, creators, and business partners of the Company or Company employees to induce, influence or encourage any customer, end customer consultants, independent contractors, gamers, creators, and business partners of the Company or employee of Company to reduce or cease doing business with Company.

1.4 Third Party Information. I understand that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information (the “Third Party Information”) and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

1.5 Unauthorized Use or Disclosure. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

1.6 Use of Trade Secrets. I agree that at no time, whether during employment with Company or after the termination thereof, shall I use Company trade secrets, within the meaning of federal law, to solicit customers or business for any person or entity other than Company or its Affiliates. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or

CONFIDENTIAL

investigating a violation of law. Moreover, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that if I file a lawsuit alleging retaliation by Company for reporting a suspected violation of law, I may disclose such trade secret to my attorney and/or use the trade secret in a court proceeding, so long as the document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.

2. INVENTIONS.

2.1 Disclosure of Inventions. I shall disclose promptly in writing to an officer or to attorneys of the Company in accordance with the Company’s policies and procedures any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, or eligible for trademark protection, including, but not limited to, any software (in any form including source code and object code), algorithm, application programming interface (API), apparatus, circuit design and assembly, technical and business data, database and data collection, documentation, formula, design, brand element, model, diagram, drawing, logo, flow chart, gate array, material, development plan, device, code, network configuration and architecture, photomask, improvement, method, process, procedure, protocol, schematic, semiconductor device, specification, subroutine, technique, test vector, tool, user interface, discovery, concept, development, machine, know-how, trade secret, contribution and any derivative work with respect to any of the foregoing and any other form of technology (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on, in whole or in part, solely or jointly with others, during the term of my employment with the Company. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one (1) year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form and (e) whether or not the Invention is related to the general line of business engaged in by the Company. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 2.1 in confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned or assignable to the Company pursuant to Section 2.2 or otherwise. I will disclose to the Company even those Inventions that I believe qualify under Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B (a “Section 2870 Invention”), and at the time of disclosure of a Section 2870 Invention I will provide to the Company in writing evidence to substantiate the belief that such Section 2870 Invention qualifies as a Section 2870 Invention, and I understand that the Company will keep in confidence any non-public information disclosed in writing to the Company by me pursuant to this Agreement relating to any Section 2870 Invention.

2.2 Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company or its designee, and agree to assign automatically without requirement of further writing when first reduced to practice or recorded in a tangible medium, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions and all intellectual property rights therein that (i) relate to the subject matters related to my employment and exist as of the date of this Agreement, for which I do not have an obligation to assign to any third party, or (ii) I conceive, make, develop or work on, either alone or jointly with others, during the period of my employment with the Company and for one (1) year thereafter, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information, unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from or are related to any work performed by me for the Company, in which case I agree that any such Inventions shall also be automatically assigned to the Company. I acknowledge and agree that the Company has hereby notified me that the assignment provided for in Section 2.2(ii) does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I also acknowledge and agree that nothing in this Section 2.2 limits the assignment of any other rights in or to Proprietary Information or other technology or intellectual property of the Company other than Inventions.

2.3 Records. I will make, maintain and keep adequate and current written records of all Inventions covered by Section 2.1 (the “Records”). These Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These Records shall be and remain the property of the Company, and these Records will be available to the Company at all times.

2.4 Patents and Other Rights. Subject to Section 2.2, I will assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments and other proprietary rights in connection with any Invention covered by Section 2.1, and otherwise will assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of applications, specifications, oaths, assignments, recordations and other instruments (collectively, the “Instruments”) which the Company shall deem necessary in order to apply for, obtain, perfect, maintain, enforce, license or transfer such rights and in order to assign and convey to the Company, its successors, assigns and designees the sole and exclusive right, title and interest in and to the Inventions, including any proprietary rights thereto. Reasonable costs related to such assistance, if required, will be paid by the Company. I further agree that my obligations under this Section 2.4 shall continue beyond the termination of my employment with the Company for any reason, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for the time actually spent by me at the Company’s request with respect to such cooperation after the termination of my employment. I shall, in addition, be entitled to reimbursement

2

CONFIDENTIAL

of any expenses incurred at the request of the Company relating to such assistance after the term of my employment. I hereby agree to waive any moral rights I may have in any copyrightable work I create on behalf of the Company. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any Instruments and to do all other lawfully permitted acts to further the application for, registration, prosecution, perfection, issuance, maintenance or transfer of any patents, copyrights and other proprietary rights with the same legal force and effect as if executed by me. I hereby waive and irrevocably assign to the Company any and all claims which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company under this Agreement.

2.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent and warrant that: (a) I am not obligated under any consulting agreement, employment agreement or other agreement or obligation that would affect the Company’s rights or my duties under this Agreement, or conflicts with, or would prevent me from fully performing my obligations under this Agreement, including my obligation to assign all rights to all Inventions to the Company pursuant to Section 2.2, and I shall not enter into any such agreement or obligation during the period of my employment by the Company; (b) there is no action, investigation or proceeding pending or threatened, or any basis for any of the foregoing known to me, involving my prior employment, my prior work for third parties as an independent contractor or my use of any information or techniques alleged to be proprietary to any former employer or third party and (c) the performance of my duties under this Agreement and my duties as an employee of the Company will not breach, or constitute a default under, any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to my engagement by the Company. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. To preclude any possible uncertainty over whether an Invention is assigned to the Company under Section 2.2, I have set forth on Exhibit C a brief description of all Inventions made, conceived, developed or reduced to specific form by me, alone or jointly with others, prior to my employment with the Company that relate to the current or planned conduct of the Company and which I consider to be in whole or in part owned by me or by a third party and which I desire to be excluded from this Agreement and not assigned to the Company under Section 2.2 of this Agreement (the “Background Technology”). If full disclosure of any such Background Technology on Exhibit C would cause me to violate any prior confidentiality agreement with a former employer or other third party, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior confidentiality agreement. Without limiting my obligations or representations under this Section 2.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of any Background Technology for the purpose of making, developing, manufacturing, marketing, selling, importing, reproducing, distributing, modifying, displaying, performing and supporting Company technology, products and services, and other Company offerings worldwide, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company technology, products or services.

3. WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me, solely or jointly with others, within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4. TERM OF EMPLOYMENT. I understand and agree that my employment is voluntary and that nothing in this Agreement shall confer any right with respect to continuation of employment by Company. I also acknowledge that any representations to the contrary, whether written, oral, or implied by any Company conduct or practice, are unauthorized and void unless contained in a formal written employment contract signed by me and the Company.

5. NON-DISPARAGEMENT. During the term of my employment with the Company and for a period of two years thereafter, I will not make public, or cause to be made public, any statements, observations, or opinions, or communicate any information (whether oral or written), that disparages or is likely in any way to harm the business and/or personal reputation of the Company, its officers, employees, customers, independent contractors, talent, consultant, and/or business partners.

6. ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, either directly or indirectly, engage in any employment or business activity that is competitive with Company or any of its affiliates, or would otherwise conflict with my employment by Company, and (b) I will not, either directly or indirectly, at any time use any Confidential Information about any account or customer relationship of Company or any of its affiliates to unlawfully induce, influence or encourage any customer of Company or any of its affiliates to reduce or cease doing business with Company or any of its affiliates.

7. PROPERTY OF THE COMPANY AND INSPECTION. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind which shall come into my possession at any time after the commencement of my employment with the Company, relating to any Inventions or Proprietary Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment, and I will not keep in my possession, reproduce or deliver to any third party any of this property. I further agree that any property

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situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I also agree that any equipment I use in the performance of my duties for the Company, including credit cards, keys, keycards, computers (desktops, laptops, etc), cell phones and smart devices, are subject to inspection by Company personnel at any time and shall be provided to the Company immediately upon request; and I further acknowledge that I have no expectation of privacy (as between me and the Company) in connection with the use of any such devices with respect to my personal use. In the event of the termination of my employment with the Company for any reason, I agree to sign and delivery a Termination Certificate substantially in the form attached hereto as Exhibit A.

8. NOTIFICATION TO OTHER PARTIES. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

9. GENERAL PROVISIONS.

9.1 Survival; Third-Party Beneficiaries. provisions of this Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators, permitted assigns and other legal representatives.

9.2 Assignment. I will not assign this Agreement or its obligations hereunder without the prior written consent of the Company, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor of interest of the Company (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process).

9.3 Entire Agreement. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties and signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

9.4 Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement and the remaining provisions will continue in full force and effect.

9.5 Liquidated Damages; Injunctive Relief. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6 Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement and the rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without regard to conflict of law provisions. I agree that upon Company’s request, all disputes arising under the foregoing Agreement only (and not any other employment agreement that may exist between me and the Company and any employment terms thereunder) shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Los Angeles County, and I hereby agree to consent to the personal jurisdiction of such courts.

9.7 Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, THAT I HAVE HAD ALL THE TIME I WANT TO REVIEW THIS AGREEMENT, AND THAT I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.    I HAVE ALWAYS UNDERSTOOD THESE TERMS AND CONDITIONS TO BE A MATERIAL PART OF MY EMPLOYMENT WITH THE COMPANY.

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FAZE CLAN INC.		EMPLOYEE

BY:	/s/ Lee Trink	BY:	/s/ Kai Henry
NAME:	Lee Trink	NAME:	Kai Henry
TITLE:	CEO	DATE:	5/7/2021

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EXHIBIT B

Independent Contractor Agreement